Free Writing Prospectus to Preliminary Terms No. 3,524

Registration Statement Nos. 333-250103; 333-250103-01

Dated December 23, 2021; Filed pursuant to Rule 433

Morgan Stanley

4-Year Worst-of NDX and RTY Dual Directional Buffered Participation Securities

This document provides a summary of the terms of the Buffered Securities. Investors must carefully review the accompanying preliminary terms referenced below, product supplement, index supplement and prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.

Terms
Issuing Entity:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Underlyings:	NASDAQ-100 Index® (NDX) and Russell 2000® Index (RTY)
Maximum payment amount:	155% to 160% of principal
Participation rate:

100% participation in the appreciation of the worst performing underlying if both underlyings appreciate, subject to the maximum payment at maturity; 50% participation in the absolute return of the worst performing underlying if either underlying depreciates but neither underlying depreciates by an amount greater than the buffer amount

Buffer amount:	20% of principal (80% maximum loss)[1]
Pricing date:	January 31, 2022
Valuation date:	February 2, 2026
Maturity date:	February 5, 2026
CUSIP:	61773HWQ8
Preliminary Terms:	https://www.sec.gov/Archives/edgar/data/895421/000183988221019431/ms3524_fwp-11155.htm

1All payments are subject to our credit risk

Hypothetical Payout at Maturity1

The payment at maturity will be based solely on the performance of the worst performing underlying, which could be either underlying. The graph and table below illustrate the payment at maturity depending on the performance of the worst performing underlying.

The Buffered Securities
The Worst Performing Underlying
$2,000
$1,800
$1,600
$1,550
$1,400
$1,200
$1,000
$800
$600
$400
$200
$0
Payment at Maturity on the Securities
$1,550
Hypothetical
Maximum Payment
Amount
50% Participation in
Absolute Return Zone At
or Above Buffer Level
$200
Minimum Payment
Amount
-100%
-80%
-60%
-40%
-20%
0%
20%
40%
55%
60%
80%
100%
Percentage Change in the Closing Value of the Worst Performing Underlying

Change in Worst Performing Underlying	Return on Buffered Securities
+80.00%	+55.00%*
+60.00%	+55.00%*
+55.00%	+55.00%
+50.00%	+50.00%
+40.00%	+40.00%
+30.00%	+30.00%
+20.00%	+20.00%
+15.00%	+15.00%
+10.00%	+10.00%
0.00%	0.00%
-10.00%	+5.00%
-15.00%	+7.50%
-20.00%	+10.00%
-30.00%	-10.00%
-50.00%	-30.00%
-70.00%	-50.00%
*Assumes a hypothetical maximum payment amount of 155% of principal

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Underlying Indices

For more information about the underlying indices, including historical performance information, see the accompanying preliminary terms.

Risk Considerations

The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary terms. Please review those risk factors carefully prior to making an investment decision.

Risks Relating to an Investment in the Buffered Securities

●The Buffered Securities do not pay interest and provide a minimum payment at maturity of only 20% of the stated principal amount.

●The appreciation potential of the Buffered Securities is limited by the maximum payment at maturity.

●The market price of the Buffered Securities will be influenced by many unpredictable factors.

●The Buffered Securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the Buffered Securities.

●As a finance subsidiary, MSFL has no independent operations and will have no independent assets.

●The estimated value of the Buffered Securities is $955.80 per Buffered Security, or within $45.00 of that estimate, and is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

●The amount payable on the Buffered Securities is not linked to the values of the underlying indices at any time other than the valuation date.

●Investing in the Buffered Securities is not equivalent to investing in either underlying index.

●The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the Buffered Securities in the original issue price reduce the economic terms of the Buffered Securities, cause the estimated value of the Buffered Securities to be less than the original issue price and will adversely affect secondary market prices.

●The Buffered Securities will not be listed on any securities exchange and secondary trading may be limited.

●Hedging and trading activity by our affiliates could potentially adversely affect the value of the Buffered Securities.

●The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the Buffered Securities.

●The U.S. federal income tax consequences of an investment in the Buffered Securities are uncertain.

Risks Relating to the Underlying Indices

●You are exposed to the price risk of both underlying indices.

●Because the Buffered Securities are linked to the performance of the worst performing underlying index, you are exposed to greater risk of sustaining a loss on your investment than if the Buffered Securities were linked to just one underlying index.

●    The Buffered Securities are linked to the Russell 2000® Index and are subject to risks associated with small-capitalization companies.

●Adjustments to the underlying indices could adversely affect the value of the Buffered Securities.

Tax Considerations

You should review carefully the discussion in the accompanying preliminary terms under the caption “Additional Information About the Buffered Securities– Tax considerations” concerning the U.S. federal income tax consequences of an investment in the Buffered Securities, and you should consult your tax adviser.